EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

REEF 2012 — 2013 DRILLING FUND, L.P.

February 7, 2012

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), the undersigned limited partnership hereby adopts the following Certificate of Amendment to its Certificate of Formation (the “Amendment”):

ARTICLE I

The name of the limited partnership is Reef 2012 — 2013 Drilling Fund, L.P. (the “Partnership”)

ARTICLE II

This Amendment alters the Partnership’s Certificate of Formation to amend Article 1 of the Certificate of Formation in which the name of the Partnership is given. The second sentence of Article 1 of the Certificate of Formation is amended to read as follows:

“The name of the filing entity is Reef Oil & Gas Drilling and Income Fund, L.P. (the “Partnership”).”

ARTICLE III

This Amendment has been approved in the manner required by the TBOC and the Partnership’s governing documents.

ARTICLE IV

This Amendment becomes effective when the document is filed by the secretary of state.

The undersigned signs this Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the State of Texas

Dated:  February 7, 2013

By:	REEF OIL & GAS PARTNERS, L.P.,
its general partner

	By:	Reef Oil & Gas Partners, GP, LLC

		By:	/s/ Michael J. Mauceli
Michael J. Mauceli, Manager